Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No 333-239626) on Form S-8 of the WillScot Mobile Mini 401(k) Plan of our report dated June 17, 2022, with respect to the statements of net assets available for benefits of the WillScot Mobile Mini 401(k) Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedule, which appears in the December 31, 2021 annual report on Form 11-K of the WillScot Mobile Mini 401(k) Plan.

Owings Mills, Maryland
June 17, 2022

10200 Grand Central Avenue · Suite 250 · Owings Mills · Maryland 21117 · P 410.584.0060 · F 410.584.0061